Exhibit 4.3

CITIGROUP INC.

8.300% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures

(U.S. Dollar Denominated Debentures)

Officers' Certificate

Each of the undersigned, in his capacity as an officer of Citigroup Inc. and/or as a member of the Funding Committee of Citigroup Inc., hereby certifies, pursuant to (i) the Indenture, dated as of June 28, 2007 (as supplemented from time to time, the "Indenture"), between Citigroup Inc., a Delaware corporation (the "Company"), and The Bank of New York, as trustee (the "Trustee"), and (ii) resolutions of the Board of Directors of the Company dated January 16, 2007 and April 16, 2007 and of the Executive Committee of the Board of Directors of the Company dated November 15, 2007 that the following resolutions have been adopted by the Funding Committee:

A.           There is hereby established a series of Securities (as that term is defined in the Indenture) to be issued under the Indenture, which have the following terms.  Certain defined terms used in this Officer’s Certificate have the meanings ascribed to them in Annex A hereto.

1.	The title of the Securities of the series is 8.300% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures (the "Notes").

2.
The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Indenture) is $3,500,500,000.

3.	The interest rate at which the Notes shall bear interest, the Interest Payment Dates and the date from which interest shall accrue are all set forth herein:

The Notes will bear interest (i) from December 21, 2007 to but excluding December 21, 2037, at an annual rate of 8.300%, payable semi-annually in arrears on June 21 and December 21 of each year, beginning on June 21, 2008; (ii) from and including December 21, 2037 to but excluding December 21, 2057, at an annual rate equal to three-month LIBOR plus 4.170%, payable quarterly in arrears on March 21, June 21, September 21 and December 21 of each year, beginning on March 21, 2038; and (iii) to the extent the Notes are not repaid on the Scheduled Maturity Date, from and including the Scheduled Maturity Date to but excluding the date the Notes are paid in full, at an annual rate equal to one-month LIBOR plus 4.170%, payable monthly in arrears on the 21st day of each month, beginning on January 21, 2058.  The interest installment so payable, and punctually paid or duly provided for, on any interest payment date shall, as provided in the Indenture, be paid to the Person in whose name the Notes (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest installment, which shall be the close of business on the Business Day immediately preceding such interest payment date.  Any such interest installment not punctually paid or duly provided for (other than Deferred Interest) shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid to the Person in whose name the Notes (or one or more Predecessor Securities) is registered at the close of business on a special record date fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Notes not less than 10 days before such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

4.	With respect to the Notes only, Section 3.10(b) of the Indenture is replaced in its entirety with the following:

(I)
The amount of interest payable shall be computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or before December 21, 2037 and will include the first day but exclude the last day of such period, and (ii) a 360-day year and the actual number of days elapsed with respect to any Interest Period after such date.  If any Interest Payment Date on or before December 21, 2037 is not a Business Day, then payment of interest payable on such date shall be made or be made available for payment on the next succeeding day that is a Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date, and without any interest or other payment in respect of any such delay.  If any Interest Payment Date after December 21, 2037 is not a Business Day, then payment of interest payable on such date shall be made or be made available for payment on the next succeeding day that is a Business Day.

5.
The Notes will initially be issued in fully registered form without coupons, will be exchangeable for other Notes of the same series, and will be transferable at any time or from time to time at the Corporate Trust Office of the Trustee or any other office or agency of the Company designated for that purpose.

The Notes will be issued in the form of one or more global securities deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee (a "Book-Entry Note"), and the transfer of the Notes will be restricted in accordance with the existing operating procedures of the Depositary. The Company will make payments of principal, premium, if any, or interest due on the Notes represented by one or more Book-Entry Notes to the Depositary or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Depositary will credit the accounts of the related participants in accordance with its existing operating procedures.

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes are issuable only in registered form without coupons in the minimum denomination of $5,000 and integral multiples of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of the Notes of a different authorized denomination, as requested by the Holder surrendering the same.

6.
Principal of and interest on the Notes shall be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 4 New York Plaza, New York, New York 10004; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of the Notes. Notwithstanding the foregoing, payments of principal and interest on the Notes represented by one or more Book-Entry Notes will be made as provided above.

7.
The Notes may be redeemed, at the Company’s option, (i) at any time in whole or in part (subject to the conditions described in the Indenture), and (ii) in whole but not in part in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event, a Rating Agency Event or a Regulatory Capital Event (as these last two terms are defined in the Company's Prospectus dated December 17, 2007) (each, a "Special Event").  The Company may redeem the Notes (i) at any time on or after

December 21, 2037 or (ii) at any time within 90 days after the occurrence of an Investment Company Event or a Regulatory Capital Event, at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed plus accrued and unpaid interest, including any Deferred Interest and Additional Interest. In all other cases, the redemption price will be the applicable Make-Whole Redemption Price. Any redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days notice, and with respect to a redemption upon a Special Event, within 90 days following the occurrence of such Special Event. If the Notes are only partially redeemed by the Company, the Notes will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Notes are registered as a Global Security, the Depositary shall determine the principal amount of such Notes held by each Security Beneficial Owner to be redeemed in accordance with its procedures. In the event of redemption of a Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

8.
Any redemption of the Notes, in whole or in part, prior to the Scheduled Maturity Date is subject to the prior concurrence or approval of the Federal Reserve, or the staff thereof, (i) if such approval is then required in order for the Notes to qualify as tier 1 capital of a bank holding company under applicable capital adequacy guidelines, regulations, policies, or published interpretations of the Federal Reserve, or (ii) if the Federal Reserve or its staff has informed the Company that it must obtain such approval before redeeming the Notes.

9.	With respect to the Notes only, Section 13.1 of the Indenture is replaced in its entirety by the following:

(I)
The Company shall have the right at any time or from time to time during the term of the Notes to defer interest payments on the Notes for up to 10 years (an "Extension Period");  provided, however, that no Extension Period shall extend beyond the Final Repayment Date or the earlier redemption of the Notes.  To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period, will bear interest thereon at the rate specified for the Notes compounded at the end of each Interest Period ("Compounded Interest").  At the end of any Extension Period with respect to the Notes, the Company shall pay all accrued and unpaid interest on such Notes, including any Additional Interest and Compounded Interest (together, "Deferred Interest") that shall be payable to the Holders of Notes in whose names such Notes are registered in the Security Register on the first record date after the end of such Extension Period.  Before the termination of any Extension Period, the Company may further extend such period; provided that such period, together with all such further extensions thereof, shall not exceed 10 years; provided further that no prepayment of interest during an Extension Period shall allow the Company to extend such Extension Period beyond 10 years. Upon the termination of any Extension Period with respect to Notes and upon the payment of all Deferred Interest then due, the Company may commence a new Extension Period with respect to the Notes, subject to the foregoing requirements. Except as provided by the Alternative Payment Mechanism, no interest on the Notes shall be due and payable during an Extension Period with respect thereto, except at the end thereof, provided the Company may prepay at any time all or any portion of the interest accrued during any Extension Period, subject to the Alternative Payment Mechanism.

10.	With respect to the Notes only, Section 13.2 of the Indenture is replaced in its entirety with the following language:

(I)
If the Institutional Trustee of Citigroup Capital XXI is the only Holder of the Notes at the time the Company selects an Extension Period with respect thereto, the Company shall give written notice to the Regular Trustees and the Institutional Trustee of Citigroup Capital XXI and to the Trustee of its selection of such Extension Period at least one Business Day before the earlier of (i) the next succeeding date on which Distributions on the Trust Securities issued by Citigroup Capital XXI are payable, or (ii) the date Citigroup Capital XXI is required to give notice of the record date, or the date such Distributions would be payable if not for such Extension Period, to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities issued by Citigroup Capital XXI, but in any event at least one Business Day before such record date.

(II)
If the Institutional Trustee of Citigroup Capital XXI is not the only Holder of the Notes of a series at the time the Company selects an Extension Period with respect thereto, the Company shall give written notice to the Holders of the Notes and the Trustee of its selection of such Extension Period at least 10 Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange or other applicable self-regulatory organization or to Holders of Notes.

(III)	The quarter in which any notice is given pursuant to paragraphs (a) or (b) of this Section 13.2 shall be counted as one of the 40 quarters permitted in the maximum Extension Period with respect to the Notes.

(IV)
Notwithstanding anything else contained in this Indenture, the Company shall be required to give notice to any person of its selection of an Extension Period no more than 15 Business Days and no less than 5 Business Days before the next succeeding Interest Payment Date of the Notes.

11.	The Notes are not subject to any sinking fund.

12.	With respect to the Notes only, Section 13.3 of the Indenture is replaced in its entirety with the following language:

(I)
If with respect to the Notes (i) the Company shall exercise its right to defer payments of interest thereon or (ii) there shall have occurred and be continuing any Default, then (a) the Company and any subsidiary of the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) purchases of shares of common stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extension Period, including under a contractually binding stock repurchase plan, (iii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (v) the purchase of the Company's capital stock in connection with the distribution thereof); and (b) the Company and any subsidiary of the Company will not make any payment of interest, principal or premium (if any) on, or repay, purchase or redeem, any debt securities or guarantees issued by the Company that rank pari passu with or junior to the Notes (other than (i) any payment of current or Deferred Interest on securities that rank pari passu with the Notes that is made pro rata to the amounts due on such securities (including the Notes), provided that any such payments of Deferred Interest are made in accordance with the terms set forth in Section 13.5(d) of the Indenture, (ii) any payments of Deferred Interest on securities that rank pari passu with the Notes that, if not made, would cause a breach of the terms of the instrument governing such securities, (iii) any payments of principal in respect of any securities that rank pari passu with the Notes and that have an earlier scheduled maturity date than the Notes, as required under a provision of such securities that is substantially the same as the provision described in paragraph 14 of this Officer’s Certificate, and any payments in respect of securities that rank pari passu with the Notes and that have the same Scheduled Maturity Date as the Notes, as required by such a provision, and that are made on a pro rata basis among one or more series of parity securities having such a provision and the Notes; or (iv) any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same); provided, however, that the Company may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid. If any Extension Period lasts longer than one year, unless required to do so by the Federal Reserve and subject to the exceptions listed in clauses (a) and (b) herein, the Company will not, and will not permit any subsidiary to, purchase any of its common stock for a one-year period following the payment of all Deferred Interest pursuant to the Alternative Payment Mechanism.

13.	With respect to the Notes only, Section 13.4 of the Indenture is replaced in its entirety with the following language:

(I)
During an Extension Period, the Company may not pay Deferred Interest on the Notes on any date in an amount that exceeds the New Equity Amount for such date; provided, however, that (i) upon the Final Repayment Date, (ii) during the occurrence and continuation of a Supervisory Event or (iii) if an Event of Default and Acceleration shall have occurred and be continuing, the provisions of this Section 13.4 shall not apply and the Company may pay Deferred Interest with cash from any source. Nothing in this Indenture will prevent the Company from paying current interest on the Notes at any time using cash from any source.

14.	Section 13.10 entitled “Scheduled Maturity” is hereby added to the Indenture and provides:

(I)
The principal amount of the Notes shall be payable in full by the Company on the Scheduled Maturity Date to the extent of the Applicable Percentage of net proceeds it has received from the issuance of Qualifying Capital Securities during a 180-day period ending on a notice date not more than 30 business days, and not less than 10 business days, prior to the Scheduled Maturity Date.  If the Company has not sold sufficient Qualifying Capital Securities to permit repayment of the entire principal amount of the Notes on the Scheduled Maturity Date and has not otherwise redeemed the Notes with the Applicable Percentage of net proceeds it has received from the issuance of replacement capital securities (as defined in the Capital Replacement Covenant), the unpaid amount will remain outstanding.  Moreover, the Company may only pay Deferred Interest on the Notes out of the net proceeds from the sale of common stock and/or Qualified Warrants, subject to the exceptions set forth in the Alternative Payment Mechanism.  The Company will be required to repay the unpaid principal amount of the Notes on each subsequent monthly Interest Payment Date to the extent of the Applicable Percentage of net proceeds it receives from any subsequent issuance of Qualifying Capital Securities or upon the earliest to occur of the redemption in full of the Notes, an Event of Default and Acceleration of the Notes, and the Final Repayment Date.  The Company's right to redeem, repay or purchase the Notes is subject to the terms and conditions of the Capital Replacement Covenant for so long as that covenant is in effect.

(II)
The Company agrees to use its commercially reasonable efforts (limited as described below) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during the 180-day period described above to permit repayment of the Notes in full on the Scheduled Maturity Date in accordance with the above requirement.  The Company further agrees that if it is unable for any reason to raise sufficient proceeds to permit payment in full on the Scheduled Maturity Date, it will use its commercially reasonable efforts, subject to limitations described in this Section 13.10, to raise sufficient proceeds from the sale of Qualifying Capital Securities to permit repayment on the next Interest Payment Date, and on each monthly Interest Payment Date thereafter (each of the Scheduled Maturity Date and the succeeding Interest Payment Dates, a “Repayment Date”), until it repays the Notes in full, or an Event of Default and Acceleration of the Notes occurs or until the Final Repayment Date.  The Company's failure to use its commercially reasonable efforts to raise these proceeds would be a breach of its covenant under the indenture.  However, in no event will any such failure be an event of default under this Indenture or give rise to a right of acceleration or similar remedy.

(III)
Commercially reasonable efforts to sell Qualifying Capital Securities means commercially reasonable efforts to complete the sale of Qualifying Capital Securities to third parties that are not subsidiaries of the Company. The Company will not be considered to have used its commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

(IV)
The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to Section 13.10(I) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to the Property Trustee) no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to Section 13.10(I) above in connection with such Repayment Date and the corresponding principal amount of the Notes represented thereby.

(V)
The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to Section 13.10(II) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event existed during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180- or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full pursuant to clause 13.10(II) above. Each Officers’ Certificate delivered pursuant to this clause 13.10(V), unless no principal amount of Notes is to be repaid on the applicable Repayment Date, will be accompanied by a notice of repayment pursuant to Section 13.10 setting forth the principal amount of the Notes to be repaid on such Repayment Date, if any, which amount will be determined after giving effect to clause (A) of this Section 13.10(V).

(VI)
Payments in respect of the Notes on any Repayment Date will be applied, first, to Deferred Interest to the extent of the New Equity Amount, second, to pay current interest to the extent not paid from other sources and, third, to the principal of the Notes; provided that if the Company is obligated to sell Qualifying Capital Securities and make payments of principal on any outstanding Parity Securities in addition to the Notes in respect thereof, then on any date and for any period the Applicable Percentage of net proceeds received by the Company from those sales and available for such payments shall be applied first to any other Parity Securities having an earlier scheduled maturity date than the Notes, and then to the Notes and any other Parity Securities having the same

Scheduled Maturity Date as the Notes pro rata in accordance with their respective outstanding principal amounts and no such payments will be made to any other Parity Securities having a later scheduled maturity date until the principal of the Notes has been paid in full, except to the extent permitted under Section 13.3 of the Indenture as modified by paragraph 11 of this Officer’s Certificate. Notwithstanding the foregoing, if the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180- or 30-day period, the Company will not be required to repay any Notes on the applicable Repayment Date. On the next Interest Payment Date as of which the Company has raised at least $5 million of net proceeds during the 180-day period preceding the applicable notice date determined in accordance with paragraph IV of this Section 13.10 (or, if shorter, the period since the Company last repaid any principal amount of Notes), the Company shall be required to repay interest and a principal amount of the Notes equal to the Applicable Percentage of the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period.

15.
If at any time Citigroup Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest on the Notes such amounts as shall be required so that the net amounts received and retained by Citigroup Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Citigroup Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

16.	The Notes shall be subordinated and junior in right of payment to all Senior Indebtedness of the Company to the extent set forth in the Indenture.

17.	The Notes shall be denominated, and principal of and interest on the Notes shall be payable, in United States dollars.

18.	The Notes shall be subject to the satisfaction, discharge and defeasance provisions of Article 4 of the Indenture.

19.
For the purpose of satisfying Section 13.5(a) of the Indenture or otherwise paying Deferred Interest on the Notes, the Company is not permitted to sell shares of common stock in excess of a number of shares of common stock which at December 17, 2007 is equal to 195,000,000 (the "Share Cap Amount"); provided that the Company shall not be obligated to increase the Share Cap Amount above 1,400,000,000 shares.

B.           The definitions utilized herein and set forth in Annex A are added, deleted, or modified from those appearing in Section 1.1 of the Indenture.

C.           The following additional matters pertain to the Notes:

1.	The Notes shall be subject to the covenants and Defaults provided for by the Indenture and shall not be subject to any additional covenants or Defaults.

2.
The Company shall pay to the Underwriters referred to below, for arranging the investment in the Notes of the proceeds of the sale of 3,500,000 8.300% Fixed Rate/Floating Rate Capital Securities (the "Capital Securities") of Citigroup Capital XXI, $10 per Capital Security.

3.
The Notes shall be in substantially the form of Note attached hereto as Annex A, with such additions and changes as any officer delivering the Notes shall, in his discretion, approve, such approval to be conclusively evidenced by his delivery thereof.

4.
Any one of the Chairman, any Senior Vice Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Accounting Officer, the Chief Financial Officer, the General Counsel, the Treasurer and any Assistant Treasurer, shall be, and each such officer hereby is, authorized to enter into an underwriting agreement, and any related documents (the "Underwriting Agreement"), with Citigroup Global Markets Inc. and the other underwriters named in the Prospectus (the "Underwriters"), providing for the sale by Citigroup Capital XXI and the purchase by such Underwriters of the Capital Securities, such Underwriting Agreement to be in such form as the officer executing the same shall, with the advice of counsel, approve, such approval to be conclusively evidenced by such authorized officer's executing the same; and the Underwriting Agreement, when so executed, shall be presented to Citigroup Global Markets Inc. for its execution on behalf of the Underwriters.

5.
The Secretary or any Assistant Secretary of the Company shall be, and each such person hereby is, authorized to affix the seal of the Company to all papers which may require such seal in connection with the issuance of the Notes.

6.
Each of the Chairman, any Senior Vice Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Accounting Officer, the Chief Financial Officer, the General Counsel, the Treasurer and any Assistant Treasurer shall be, and each such person hereby is, authorized, respectively, in the name of the Company and on its behalf, to make, execute, issue and deliver all such documents and paper writings necessary or proper in connection with, and to give any and all persons such instructions and directions and to take any and all such other action as the respectively, with the advice of counsel, may deem necessary or expedient to carry into effect the purposes and intent of these determinations, including, without limitation, to enter into a letter of representations dated on or about December 21, 2007, by and between the Company, as sponsor of Citigroup Capital, and the Depositary.

D.           Each of the undersigned has read the Indenture, including the provisions of Sections 1.3, 2.1 and 3.1 and the definitions relating thereto, and the resolutions adopted by the Board of Directors of the Company, which are attached as Exhibit B to the Secretary's Certificate to be delivered on or about December 21, 2007. In the opinion of each of the undersigned officers of the Company, she or he has made such examination or investigation as is necessary to enable her or him to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the establishment of the form and terms of a series of Securities under the Indenture, designated as the Notes in this Officers' Certificate, have been complied with. In the opinion of each of the undersigned, all such conditions precedent have been complied with.

E.           This Certificate and the Indenture set forth all of the terms of the Notes.

IN WITNESS WHEREOF, each of the undersigned has hereunto executed this Officers' Certificate as of the 17th day of December, 2007.

/s/ John Gerspach
Name:	John Gerspach
Title:	Controller and Chief Accounting Officer

/s/ Eric Wentzel
Name:	Eric Wentzel
Title:	Assistant Treasurer

/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer

Annex A

The following definitions are added, deleted, or modified for purposes of the Notes only from those appearing in Section 1.1 of the Indenture:

1.	“Alternative Payment Mechanism” means the Company’s obligations described in Sections 13.1, 13.3, 13.4 and 13.5 of the Indenture.

2.	“Applicable Percentage” means:

(I)
(i) with respect to any sale of common stock of the Company or rights to acquire common stock of the Company (a) 133% with respect to any repayment, redemption or purchase prior to December 21, 2027, (b) 200% with respect to any repayment, redemption or purchase on or after December 21, 2027 and prior to December 21, 2047, and (c) 400% on or after December 21, 2047;

(II)
(ii) with respect to Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity, Mandatorily Convertible Preferred Stock, REIT Preferred Securities (as each of these terms is defined in the Capital Replacement Covenant) and Qualifying Capital Securities described under clause (i) of the definition of that term, 100% prior to December 21, 2027, 150% on or after December 21, 2027 and prior to December 21, 2047 and 300% on or after December 21, 2047;

(III)	(iii) with respect to Qualifying Capital Securities described under clause (ii) of the definition of that term, 100% prior to the December 21, 2047, and 200% on or after December 21, 2047; and

(IV)	(iv) with respect to Qualifying Capital Securities described under clause (iii) of the definition of that term, 100%.

3.
"Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by any applicable law to close.  In the case of interest determination dates for Interest Periods commencing on or after December 21, 2037 a day that is a London Banking Day.

4.	"Calculation Agent" means The Bank of New York, or any other firm appointed by the Company, acting as calculation agent.

5.
"Capital Replacement Covenant" means the Capital Replacement Covenant, dated as of December 21, 2007 by the Company, as the same may be amended or supplemented from time to time in accordance with the terms of the Capital Replacement Covenant.

6.
"Citigroup Standard TRUPS® Trust" means each of Citigroup Capital II, Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, Citigroup Capital XIII, Citigroup Capital XXIX, Citigroup Capital XXX, Citigroup Capital XXXI, and Citigroup Capital XXXII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuance of junior subordinated debt securities under either (i) the junior subordinated debt indenture dated as of July 23, 2004, between Citigroup and JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time or (ii) the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, N.A., as trustee, as the same has been amended, modified, or supplemented.

7.	The definition of “Coupon Rate” shall be deleted from the Indenture.

8.
“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys or holds long-term indebtedness for money borrowed of the Company during the period that such long-term indebtedness for money borrowed is Covered Debt.

9.
"Depositary" means, with respect to Notes issuable in whole or in part in the form of one or more Global Securities, a clearing agency registered under the Exchange Act that is designated to act as Depositary for such Notes as contemplated by Section 3.1.

10.
“Extension Period” has the meaning set forth in paragraph 9 of this Officer’s Certificate.  The defined terms “Extended Interest Payment Period” should be read to mean “Extension Period” wherever that term appears in the Indenture.

11.
“Federal Reserve” means the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, or a successor to either of them, as the Company's primary federal banking regulator.

12.
"Final Repayment Date" means December 21, 2077,  the date on which the Company is required to pay any remaining outstanding principal and interest in full on the Notes whether or not the Company has sold Qualifying Capital Securities.

13.	The definition of "Interest Payment Date," when used with respect to the Notes, is hereby updated and amended to mean the date upon which an installment of interest is payable on such Security.

14.	"Interest Period" means each period beginning on and including an Interest Payment Date (or, with respect to the first Interest Payment Date,

beginning on and including the date the Notes are issued) and ending on but excluding the next Interest Payment Date.

15.
“LIBOR” means, with respect to any monthly or quarterly interest period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly interest period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that monthly or quarterly interest period, as the case may be. If such rate does not appear on Reuters Screen LIBOR01 Page, one- or three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a one- or three-month period commencing on the first day of that monthly or quarterly interest period, as applicable, and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with Citigroup), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that monthly or quarterly interest period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly interest period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that monthly or quarterly interest period, as applicable, for loans in United States dollars to leading European banks for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly interest period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, one- or three-month LIBOR for that monthly or quarterly interest period, as applicable, will be the same as one- or three-month LIBOR as determined for the previous interest period or, in the case of the quarterly interest period beginning on December 21, 2037, 4.941%. The establishment of one- or three-month LIBOR for each monthly or quarterly interest period, as applicable, by the Calculation Agent shall (in the absence of manifest error) be final and binding;

16.	“LIBOR Determination Date” means the second London Banking Day preceding the first day of the relevant Interest Period.

17.	"London Banking Day" means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London, England.

18.	"Make-Whole Redemption Price" means, as determined by or on behalf of, the Calculation Agent, the greater of:

(I)	100% of the aggregate principal amount of the Notes being redeemed; and

(II)
the sum of present values of (a) a principal payment on December 21, 2037, discounted from December 21, 2037 to the Redemption Date and (b) scheduled payments of interest that would have accrued from the Redemption Date to and including December 21, 2037 (not including any interest accrued to the Redemption Date) on the Notes being redeemed, discounted from the relevant Interest Payment Date to the Redemption Date on a semi-annual basis (calculated on the basis of the number of days from and including the date on which the scheduled interest would have accrued during the relevant Interest Periods to but excluding December 21, 2037, divided by the number of days in the relevant Interest Periods (including the first day but excluding the last day of such Interest Period)) at a discount rate equal to the Treasury Rate plus (i) in the case of a Tax Event or a Rating Agency Event, 0.50% or (ii) in all other cases, 0.50%, in each case plus accrued and unpaid interest, including any Additional Interest, to the Redemption Date.

19.	The first sub-part of the definition of "Market Disruption Event" is hereby updated and amended to mean the occurrence or existence of any of the following events or circumstances:

(I)
the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell shares of its common stock pursuant to the Alternative Payment Mechanism or to issue Qualifying Capital Securities pursuant to the Company’s obligations to make payments in conjunction with the Scheduled Maturity Date (as those obligations are described in Section 13.10 of the Indenture) and such consent or approval has not yet been obtained even though the Company has used commercially reasonable efforts to obtain the required consent or approval;

20.
The definition of “Maturity” is hereby updated and amended to mean, when used with respect to the Notes, the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Final Repayment Date or by declaration of acceleration, call for redemption or otherwise.

21.	“Measurement Date” has the meaning specified in the Capital Replacement Covenant.

22.
"Parity Securities" means any indebtedness or any guarantee that by its terms ranks equally with the Notes (including the junior subordinated debt securities issued in connection with the offering of enhanced trust preferred securities by Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX and Citigroup Capital XX) and the issuance of which does not at the time of issuance prevent the Notes from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations, or the concurrence or approval of the Federal Reserve.

23.
Capitalized terms used in this definition of “Qualifying Capital Securities” only have the meaning given to them in the Capital Replacement Covenant.  “Qualifying Capital Securities” means securities or combinations of securities (with the exception of certain securities identified in the Capital Replacement Covenant) that, in the determination of the Company’s Board of Directors, acting in its reasonable discretion and reasonably construing the definitions and other terms of the Capital Replacement Covenant, meet one of the following criteria:

(i)    in connection with any repayment, redemption or purchase of Securities prior to December 21, 2027

(A)    securities issued by the Company or its subsidiaries that (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding up of the Company, (2) have no maturity or a maturity of at least 60 years and (3) either:

(x)    have a No Payment Provision or are Non-Cumulative and are subject to a Qualifying Capital Replacement Covenant, or

(y)    have an Optional Deferral Provision and a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure;

(B)    securities issued by the Company or its subsidiaries that (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding up of the Company, (2) have no maturity or a maturity of at least 40 years and are subject to a Qualifying Capital Replacement Covenant and (3) have an Optional Deferral Provision and a Mandatory Trigger Provision; or

(C)    Qualifying Preferred Stock; or

(ii)    in connection with any repayment, redemption or purchase of Notes at any time on or after December 21, 2027 and prior to December 21, 2047

(A)    securities described under clause (i) of this definition;

(B)    securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding up of the Company, (2) have no maturity or a maturity of at least 60 years and (3) either:

(x)    are subject to a Qualifying Capital Replacement Covenant and have an Optional Deferral Provision, or

(y)    are subject to Intent-Based Replacement Disclosure and have a No Payment Provision or are Non-Cumulative;

(C)    securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding up of the Company, (2) have no maturity or a maturity of at least 40 years and (3) either:

(x)    have a No Payment Provision or are Non-Cumulative and are subject to a Qualifying Capital Replacement Covenant, or

(y)    have an Optional Deferral Provision and a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure;

(D)    securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Company, (2) have no maturity or a maturity of at least 25 years and are subject to a Qualifying Capital Replacement Covenant and (3) have an Optional Deferral Provision and a Mandatory Trigger Provision; or

(E)    securities issued by the Company or its Subsidiaries that rank (i) senior to the Notes and securities that are pari passu with the Notes but (ii) junior to all other debt securities of the Company (other than (x) Notes and securities that are pari passu with the Notes and (y) securities that are pari passu with such Qualifying Capital Securities) upon its liquidation, dissolution or winding-up, and (2) either:

(x)    have no maturity or a maturity of at least 60 years and either (I) are (a) Non-Cumulative or subject to a No Payment Provision and (b) subject to a Qualifying Capital Replacement Covenant or (II) have a Mandatory Trigger Provision and an Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure, or

(y)    have no maturity or a maturity of at least 40 years, are subject to a Qualifying Capital Replacement Covenant and have a Mandatory Trigger Provision and an Optional Deferral Provision;

(F)    preferred stock issued by the Company or its Subsidiaries that (1) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (2) has no maturity or a maturity of at least 60 years and (3) is subject to a Qualifying Capital Replacement Covenant; or

(iii)    in connection with any repayment, redemption or purchase of Notes at any time on or after December 21, 2047 and prior to the Termination Date:

(A)    securities described under clause (ii) of this definition;

(B)    securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding up of the Company, (2) either:

(x)    have no maturity or a maturity of at least 60 years and are subject to Intent-Based Replacement Disclosure, or

(y)    have no maturity or a maturity at least 40 years and are subject to a Qualifying Capital Replacement Covenant; and

(3)    have an Optional Deferral Provision;

(C)    securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding up of the Company, (2) have no maturity or a maturity at least 40 years are subject to Intent-Based Replacement Disclosure and (3) are Non-Cumulative or have a No Payment Provision;

(D)    securities issued by the Company or its Subsidiaries that rank (i) senior to the Notes and securities that are pari passu with the Notes but (ii) junior to all other debt securities of the Company (other than (x) Notes and securities that are pari passu with the Notes and (y) securities that are pari passu with such Qualifying Capital Securities) upon its liquidation, dissolution or winding-up, and (2) either:

(x)    have no maturity or a maturity of at least 60 years and either (i) have an Optional Deferral Provision and are subject to a Qualifying Capital Replacement Covenant or (ii) (a) are Non-Cumulative or have a No Payment Provision and (b) are subject to Intent-Based Replacement Disclosure, or

(y)    have no maturity or a maturity of at least 40 years and either (i) (a) are Non-Cumulative or have a No Payment Provision and (b) are subject to a Qualifying Capital Replacement Covenant or (ii) are subject to Intent-Based Replacement Disclosure and have a Mandatory Trigger Provision and an Optional Deferral Provision; or

(E)    preferred stock issued by the Company or its Subsidiaries that either (1) has no maturity or a maturity of at least 60 years and is subject to Intent-Based Replacement Disclosure or (2) has a maturity of at least 40 years and is subject to a Qualifying Capital Replacement Covenant.

24.	The definition of “Quarterly Interest Accrual Period” shall hereby be deleted.

25.	“Repayment Date” has the meaning set forth in paragraph 14(II) of this Officer’s Certificate.

26.	"Scheduled Maturity Date" means December 21, 2057; if that date is not a Business Day, it will be postponed until the immediately succeeding Business Day.

27.
"Senior Indebtedness" means with respect to the Company: (i) the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including without limitation (a) all indebtedness (whether now or hereafter outstanding) issued under the senior debt indenture, dated as of March 15, 1987, between Citigroup and The Bank of New York, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (b) all indebtedness (whether now or hereafter outstanding) issued under the subordinated debt indenture, dated as of April 12, 2001, between Citigroup and J.P. Morgan Trust Company, National Association, as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (c) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Standard TRUPS® Trust under the junior subordinated debt indenture dated as of July 23, 2004, between Citigroup and JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time (d) all indebtedness issued to a Citigroup Standard TRUPS® Trust under the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time, and (e) any guarantee entered into by Citigroup in respect of any preferred securities, capital securities or preference stock of a Citigroup Standard TRUPS® Trust to which Citigroup issued any indebtedness under a junior subordinated debt indenture identified in (c) or (d) above; (ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker’s acceptance, security purchase facilities and similar credit transactions; (v) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except that Senior Indebtedness does not include obligations in respect of (1) any indebtedness issued under the Indenture, (2) any guarantee entered into by the Company in respect of any capital securities issued by a Citigroup Trust, (3) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, or is one of the Parity Securities to, the Notes and the issuance of which does not at the time of issuance prevent the Notes from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations, or the concurrence or approval of the Federal Reserve; or (4) trade accounts payable and other accrued liabilities arising in the ordinary course of business.

28.
"Treasury Dealer" means Citigroup Global Markets Inc. (or its successor) or, if Citigroup Global Markets Inc. (or its successor) declines to act as Treasury Dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by Citigroup Inc. for these purposes.

29.
"Treasury Price" means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes, and Bills,” as determined by the Treasury Dealer except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as commercially reasonable under the circumstances.

30.
"Treasury Rate" means the semi-annual equivalent yield to maturity of a Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day immediately preceding the redemption date).

31.
"Treasury Security" means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.